                                                                   EXHIBIT 2.19F

                                          Pages where confidential treatment has
                                        been requested are stamped "Confidential
                                   Treatment Requested and the Redacted Material
                                 has been separately filed with the Commission,"
                                  and places where information has been redacted
                                                    have been marked with (***).


                              ELEVENTH AMENDMENT
                                      TO
                        RESTATED AND AMENDED CSG MASTER
                    SUBSCRIBER MANAGEMENT SYSTEM AGREEMENT
                                    BETWEEN
                               CSG SYSTEMS, INC.
                                      AND
                       TCI CABLE MANAGEMENT CORPORATION

This Eleventh Amendment (the "Amendment") is executed this 30 day of September, 1998, and is made by and between CSG Systems, Inc., a Delaware corporation ("CSG") and TCI Cable Management Corporation ("Customer"). CSG and Customer entered into a certain Restated and Amended CSG Master Subscriber Management System Agreement dated August 10, 1997, which has subsequently been amended pursuant to separately executed amendments (collectively, the "Agreement"), and now desire to amend the Agreement in accordance with the terms and conditions set forth in this Amendment. If the terms and conditions set forth in this Amendment shall be in conflict with the Agreement, the terms and conditions of this Amendment shall control. Any terms in initial capital letters or all capital letters used as a defined term but not defined in this Amendment, shall have the meaning set forth in the Agreement. Upon execution of this Amendment by the parties, any subsequent reference to the Agreement between the parties shall mean the Agreement as amended by this Amendment. Except as amended by this Amendment, the terms and conditions set forth in the Agreement shall continue in full force and effect according to their terms.

CSG AND CUSTOMER AGREE AS FOLLOWS:

1. FOR THE FEES SET FORTH BELOW, AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE AGREEMENT (INCLUDING, BUT NOT LIMITED TO, SCHEDULE C), CSG HEREBY GRANTS TO CUSTOMER ONE THOUSAND ONE HUNDRED (1,100)
----------
ADDITIONAL LICENSES OF ACSR, WHICH CUSTOMER MAY USE AT SYSTEM SITES THAT
ARE TO BE DETERMINED WITH DELIVERY TO FOLLOW UPON NOTIFICATION. AS A RESULT, EXHIBIT C-1 IS HEREBY AMENDED TO INCREASE THE NUMBER OF ACSR WORKSTATIONS TO SIX THOUSAND ONE HUNDRED (6,100).

2.     ACSR PERPETUAL LICENSE FEES
       ---------------------------
       1,100 WORKSTATIONS                             $(***)*
       ($(***) PER WORKSTATION)

       *INVOICE DATE (PAYMENTS DUE NET FORTY-FIVE (45) DAYS).
        SEPTEMBER 30, 1998                            $(***)

       ACSR ANNUAL MAINTENANCE FEES
       ----------------------------
       TWENTY PERCENT (20%) OF LICENSE FEES

       INVOICE DATE (PAYMENTS DUE NET FORTY-FIVE (45) DAYS) DAYS.
       SEPTEMBER 30, 1998                             $(***)
       (AND ANNUALLY THEREAFTER ON THE ANNIVERSARY OF THE LICENSE GRANT)

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THIS AMENDMENT is executed on the day and year first shown above.

CSG SYSTEMS, INC. ("CSG")                TCI CABLE MANAGEMENT
CORPORATION                                  ("CUSTOMER")


BY:  /s/ JOSEPH T. RUBLE                 BY:  /s/ ANN MONTGOMERY
    ----------------------------             ---------------------------------

NAME:    JOSEPH T. RUBLE                 NAME:    ANN MONTGOMERY
      --------------------------               -------------------------------

TITLE:   V.P. & GENERAL COUNSEL          TITLE:   SENIOR V.P. FULFILLMENT SVCS
       -------------------------                ------------------------------